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                                                                    EXHIBIT 99.1

                             THE ENSTAR GROUP, INC.
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. The Enstar Group, Inc. ("Enstar" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Enstar. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Enstar undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Enstar provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

NO RECENT OPERATING HISTORY; BLIND POOL INVESTMENT

     During 1997, the Company completed its reorganization. Accordingly, the Company does not have any significant operating history upon which an evaluation of the Company or its prospects can be based. At present, the Company is a "blind pool;" no acquisitions have as yet been identified by the Company. The acquisitions to be made by the Company will be selected by the executive officers and Board of Directors of the Company and may in certain circumstances be made without shareholder approval. Thus, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their beginning stages of development.

UNCERTAINTY OF ACQUISITION TARGET; COMPETITION FOR SUITABLE ACQUISITIONS

     The Company has not yet identified an acquisition target or focused on a particular industry or geographical market for such acquisition. Accordingly, there can be no assurance that the Company will be successful in acquiring an operating business that will bring value to the Company's shareholders. Moreover, the business of the acquisition target may be subject to numerous risks that are impossible to predict in this Annual Report. By way of example only, the acquisition target may be subject to government regulation, or dependent upon new technology or new product development. In sum, there can be no assurance that the Company will make an acquisition that will prove financially advantageous to the Company's shareholders. In the event the Company fails to acquire an operating business within a reasonable period of time, the Company will consider other alternatives, including, but not limited to, liquidation of the Company.
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     The Company faces intense competition in its search for one or more operating businesses. In this regard, the Company competes with strategic buyers, financial buyers and others who are looking to acquire suitable operating businesses, many of whom have greater financial resources than the Company or have greater flexibility in structuring acquisition transactions or strategic relationships.

SUBSTANTIAL CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS

     The Company's long term viability, profitability and growth will depend on its ability to successfully realize the plans of the Company's management and Board of Directors. The magnitude of the changes in the Company that have occurred since its emergence from bankruptcy make it difficult to evaluate its future prospects on the basis of historical information relating to the Company. In addition, significant challenges are often encountered in attempting to build a business upon emerging from bankruptcy.

DEPENDENCE ON NIMROD T. FRAZER AND OTHER EXECUTIVE OFFICERS AND DIRECTORS

     The success of the Company is highly dependent on the ability of Nimrod T. Frazer, the Company's Chairman, President and Chief Executive Officer, and the other executive officers and directors of the Company to identify a financially advantageous acquisition target and to consummate a transaction for the purchase of such target on favorable terms. The identification of attractive business opportunities is difficult and involves a high degree of uncertainty. There can be no assurance that the Company's Board of Directors and management will be successful in identifying an attractive business opportunity or consummating a successful transaction.

POSSIBLE VOLATILITY OF STOCK PRICE

     There may be significant volatility in the market price for the Company's common stock. Quarterly operating results of the Company, changes in the value of the Company's assets, changes in general conditions in the economy, the financial markets, adverse press or news announcements, or other developments affecting the Company, could cause the market price of its Common Stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

VOLATILITY OF FIRST UNION COMMON STOCK

     Substantially all of the Company's assets currently are comprised of shares of common stock of First Union Corporation ("First Union Common Stock"). The market price for such stock will fluctuate, and there can be no assurance that such fluctuations will not be severe. To the extent that First Union Common Stock were to decline in value, the Company's financial ability to make an acquisition would be diminished. The Company does not have any representatives on First Union's board of directors and does not have any knowledge concerning the business of First Union that is not publicly available.

GENERAL ECONOMIC RISKS AND BUSINESS CYCLES

     The climate for making a suitable acquisition is affected generally by the prevailing economic conditions and the business cycle. There can be no assurance that the economic conditions or status of the business cycle will be favorable.

RISK OF NO DIVERSIFICATION

     The Company does not plan to acquire operating businesses in a sufficient number of industries such that the Company's holdings will be diversified across several industries. In fact, the Company may decide to acquire only one business operating in one industry.

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FINANCING LIMITATIONS

     The Company may be outbid by another company with respect to any given acquisition that management of the Company identifies as in the best interests of the Company. Moreover, there may be certain financing contingencies that will restrict the ability of the Company to make a given acquisition.

INVESTMENT COMPANY ACT OF 1940

     If the Company were to continue to hold the shares of First Union Common Stock as its primary asset for a period of time longer than the twelve months ending March 27, 1998, the Company may be required to register as an investment company under the Investment Company Act of 1940 (the "1940 Act"). Registration under the 1940 Act would subject the Company to many constraints not incurred by most operating companies. The Company anticipates that registration will not be necessary, because the Company plans to acquire an operating business. If the Company were required to register as an investment company under the 1940 Act, registration could have material adverse consequences on the Company's operations. In order to provide the management of the Company with the optimal amount of time to evaluate potential acquisitions, the Company filed for an extension of the one-year exemption from registration requirements of the 1940 Act. The Company is seeking an extension of up to two years, but there can be no assurance that it will be granted. The 1940 Act imposes, among other things, significant restrictions and requirements on an investment company's capital structure, the composition and duties of its board of directors, the custody of its assets, the declaration of dividends, and transactions with its affiliated persons.

ANTITAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain provisions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, procedural requirements in connection with shareholder nominations for election of directors. The Company has also elected to be subject to certain provisions of the Georgia Business Corporation Code and has adopted a share purchase rights plan. In certain circumstances, the fact that provisions and agreements are in place which inhibit or discourage takeover attempts may affect the market price of the Company's common stock.

TAX CONSIDERATIONS

     In September 1996, pursuant to the expedited procedures of Section 505 of the Bankruptcy Code, the IRS entered a consent order with the bankruptcy court waiving its right to challenge the Company's federal income tax return for the taxable year ended August 31, 1995. The consent order effectively confirmed the validity of the Company's use of its net operating loss carryforwards ("NOLs") to offset its taxable income for the taxable year ended August 31, 1995. However, because there are possible applications of certain provisions of the Tax Code that may limit the Company's use of the NOLs in future tax returns, there can be no assurance that the Company will be able to utilize its NOLs fully in subsequent taxable years.

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